Exhibit 99.1

Breitburn Energy Partners Reports First Quarter 2015 Results

LOS ANGELES, May 5, 2015 - Breitburn Energy Partners LP (NASDAQ:BBEP) today announced financial and operating results for the first quarter 2015.

Key Highlights

•	Increased total production to 5.1 MMBoe, a 57% increase from the first quarter of 2014 and a 21% increase from the fourth quarter of 2014.

•
Increased Adjusted EBITDA, a non-GAAP financial measure, to $148.6 million (including costs of $4.1 million for restructuring), a 26% increase from the first quarter of 2014 and a 17% increase from the fourth quarter of 2014.

•	Reduced lease operating expenses by 9% to $19.81 per Boe in the first quarter of 2015 from $21.77 per Boe in the fourth quarter of 2014.

•	Announced a $1 billion strategic investment led by EIG Global Energy Partners, which was completed on April 8, 2015. Net proceeds were used to reduce borrowings under Breitburn's bank credit facility.

•	Amended bank credit facility to reset the borrowing base to $1.8 billion through April 2016, subject to limited exceptions.

•
Reported distributable cash flow of $60.7 million, or $0.282 per common unit, and distribution coverage ratio of 2.26x based on current monthly distribution of $0.04166 per common unit, or $0.50 per common unit on an annualized basis.

Management Commentary

Halbert S. Washburn, Breitburn’s Chief Executive Officer, said: “We had a very solid first quarter, with Adjusted EBITDA, total production, and costs in line with our targets. The integration of QR Energy is going smoothly and our teams are doing a great job continuing to drive down both lease operating expenses and general and administrative costs. Our successful acquisitions strategy has given us an expanded and more diversified portfolio of development projects that deliver attractive returns even in the current commodity price environment. As a result, we expect to spend approximately half of our significantly reduced $200 million capital program on former QR Energy assets, and more than 90% of capital spending will be on assets we have acquired in the last three years. We also raised a substantial amount of capital during the quarter and used the proceeds to significantly reduce borrowings under our credit facility and greatly enhanced our liquidity position. Finally, we are on track to generate approximately $100 million of excess cash this year, which we plan to use to further reduce borrowings, and we currently have one of the strongest distribution coverage ratios in our peer group.”

First Quarter 2015 Operating and Financial Results Compared to Fourth Quarter 2014

•
Total production was 5,051 MBoe in the first quarter of 2015 compared to 4,170 MBoe in the fourth quarter of 2014. Average daily production was 56.1 MBoe/day in the first quarter of 2015 compared to 45.3 MBoe/day in the fourth quarter of 2014.

•	Oil production increased to 2,890 MBbl compared to 2,327 MBbl in the fourth quarter of 2014.

•	NGL production increased to 459 MBbl compared to 368 MBbl in the fourth quarter of 2014.

•	Natural gas production increased to 10,211 MMcf compared to 8,847 MMcf in the fourth quarter of 2014.

•
Adjusted EBITDA was $148.6 million (including $4.1 million of restructuring costs) in the first quarter of 2015 compared to $127.4 million in the fourth quarter of 2014, a 17% increase. The increase was primarily due to higher commodity derivative instrument settlements and higher production, partially offset by lower sales revenue driven by lower commodity prices.

•
Net loss attributable to common unitholders was $63.0 million, or $0.29 per diluted common unit, in the first quarter of 2015, which includes non-cash impairment charges of approximately $59.1 million, or $0.28 per unit, compared to net income of $401.0 million, or $2.27 per diluted common unit, in the fourth quarter of 2014, which includes non-cash impairment charges of approximately $119.6 million, or $0.68 per unit.

•
Oil, NGL and natural gas sales revenues were $162.6 million in the first quarter of 2015 compared to $197.1 million in the fourth quarter of 2014, primarily due to lower realized oil, natural gas, and NGL prices.

•
Lease operating expenses, which include district expenses, processing fees and transportation costs but exclude taxes, were $19.81 per Boe in the first quarter of 2015 compared to $21.77 per Boe in the fourth quarter of 2014.

•	General and administrative expenses, excluding non-cash unit-based compensation costs, were $25.3 million in the first quarter of 2015 compared to $28.1 million in the fourth quarter of 2014.

•
Gains on commodity derivative instruments were $137.2 million in the first quarter of 2015 compared to gains of $587.6 million in the fourth quarter of 2014, primarily due to a smaller decrease in oil and natural gas futures prices during the first quarter of 2015 compared to the fourth quarter of 2014. Derivative instrument settlement receipts were $126.4 million in the first quarter of 2015 compared to receipts of $62.1 million in the fourth quarter of 2014, primarily due to lower oil and natural gas prices.

•
NYMEX WTI oil spot prices averaged $48.49 per Bbl and Brent oil spot prices averaged $53.98 per Bbl in the first quarter of 2015 compared to $73.21 per Bbl and $76.43 per Bbl, respectively, in the fourth quarter of 2014. Henry Hub natural gas spot prices averaged $2.90 per Mcf in the first quarter of 2014 compared to $3.78 per Mcf in the fourth quarter of 2014.

•
Average realized crude oil, NGL and natural gas prices, excluding the effects of commodity derivative settlements, averaged $43.62 per Bbl, $16.54 per Bbl and $3.05 per Mcf, respectively, in the first quarter of 2015 compared to $69.36 per Bbl, $26.38 per Bbl and $4.07 per Mcf, respectively, in the fourth quarter of 2014.

•	Oil, NGL and natural gas capital expenditures were $73 million in the first quarter of 2015 compared to $113 million in the fourth quarter of 2014.

•	Distributable cash flow, a non-GAAP financial measure, was $60.7 million in the first quarter of 2015 compared to $43.9 million in the fourth quarter of 2014.

Impact of Derivative Instruments

Breitburn uses commodity derivative instruments to mitigate risks associated with commodity price volatility and to help maintain cash flows for operating activities, acquisitions, capital expenditures and distributions. Breitburn does not enter into derivative instruments for speculative trading purposes. Since Breitburn does not use hedge accounting to account for its derivative instruments, changes in the fair value of derivative instruments are recorded in Breitburn’s earnings during each reporting period. These non-cash changes in the fair value of derivatives do not affect Adjusted EBITDA, cash flow from operations, distributable cash flow or Breitburn’s ability to pay cash distributions for the reporting periods presented.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended March 31, 2015 and 2014, and the three months ended December 31, 2014:

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars, except as indicated	2015	2014	2014
Oil sales	$123,843	$151,335	$167,086
NGL sales	7,591	9,709	11,065
Natural gas sales	31,189	36,023	45,405
Gain (loss) on commodity derivative instruments	137,192	587,590	(40,228)
Other revenues, net	6,469	3,376	1,584
Total revenues	$306,284	$788,033	$184,912
Lease operating expenses before taxes (a)	$100,079	$90,768	$66,990
Production and property taxes (b)	13,544	14,084	15,659
Total lease operating expenses	113,623	104,852	82,649
Purchases and other operating costs	158	299	214
Salt water disposal costs	4,021	2,168	—
Change in inventory	176	201	(666)
Total operating costs	$117,978	$107,520	$82,197
Lease operating expenses before taxes per Boe (a)	$19.81	$21.77	$20.81
Production and property taxes per Boe (b)	2.68	3.38	4.86
Total lease operating expenses per Boe	$22.49	$25.15	$25.67
General and administrative expenses (excluding non-cash unit-based compensation)	$25,335	$28,116	$12,180
Net income (loss) attributable to the partnership	$(58,825)	$405,173	$(9,758)
Less: distributions to preferred unitholders	4,125	4,125	—
Net income (loss) attributable to common unitholders	$(62,950)	$401,048	$(9,758)

Total production (MBoe) (c)	5,051	4,170	3,219
Oil (MBbl)	2,890	2,327	1,799
NGLs (MBbl)	459	368	258
Natural gas (MMcf)	10,211	8,847	6,971
Average daily production (Boe/d)	56,122	45,313	35,768
Sales volumes (MBoe) (d)	4,999	4,022	3,233
Average realized sales price (per Boe) (e) (f)	$32.52	$48.96	$69.12
Oil (per Bbl) (e) (f)	43.62	69.36	92.12
NGLs (per Bbl) (e)	16.54	26.38	42.89
Natural gas (per Mcf) (e)	$3.05	$4.07	$6.51

(a)	Includes district expenses, processing fees and transportation costs.
(b)	Includes ad valorem and severance taxes.
(c)
Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.

(d)	Oil sales were 2,835 MBbl, 2,320 MBbl and 1,813 MBbl for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
(e)	Excludes the effect of commodity derivative settlements.
(f)	Includes the per Boe effect of crude oil purchases.

Non-GAAP Financial Measures

This press release, including the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing Breitburn’s financial results with investors and analysts, and they are also available at www.breitburn.com.

“Adjusted EBITDA” and “distributable cash flow” are among the non-GAAP financial measures used in this press release. These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented because management believes it provides additional information relative to the performance of Breitburn’s assets, without regard to financing methods or capital structure. Distributable cash flow is used by management as a tool to measure the cash distributions we could pay to our unitholders, and this financial measure indicates to investors whether or not we are generating cash flow at a level that can support our distribution rate to our unitholders. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA or distributable cash flow in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars, except as indicated	2015	2014	2014
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss) attributable to the partnership	$(58,825)	$405,173	$(9,758)
Loss (gain) on commodity derivative instruments	(137,192)	(587,590)	40,228
Commodity derivative instrument settlements (a) (b)	126,357	62,053	(13,500)
Depletion, depreciation and amortization expense	109,824	87,292	63,501
Impairments	59,113	119,566	—
Interest expense and other financing costs	41,477	36,110	30,658
Loss on sale of assets	15	306	86
Income tax expense (benefit)	92	(457)	11
Unit-based compensation expense (c)	6,927	4,947	6,549
Restructuring costs - unit-based compensation	814	—	—
Adjusted EBITDA	$148,602	$127,400	$117,775
Less:
Maintenance capital (d)	$45,000	$43,714	$28,932
Cash interest expense	38,729	35,651	28,571
Distributions to preferred unitholders	4,125	4,125	—
Distributable cash flow available to common unitholders	$60,748	$43,910	$60,272

Distributable cash flow available per common unit (e) (f)	0.282	0.207	0.496
Common unit distribution coverage (f)	2.26x	0.83x	1.00x

Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash provided by operating activities	$142,047	$62,839	$116,311
Increase (decrease) in assets net of liabilities relating to operating activities	(31,866)	29,199	(27,361)
Interest expense (g)	38,729	35,563	28,674
Income from equity affiliates, net	(325)	(88)	107
Noncontrolling interest	93	17	—
Income taxes	(76)	(130)	44
Adjusted EBITDA	$148,602	$127,400	$117,775

(a)	Excludes premiums paid at contract inception related to those derivative contracts that settled during the applicable periods of:	1,645	2,141	2,095
(b)	Includes net cash settlements on derivative instruments for:
	- Oil settlements received (paid):	111,879	55,975	(11,680)
	- Natural gas settlements received (paid):	14,478	6,078	(1,820)
(c)	Represents non-cash long-term unit-based incentive compensation expense.
(d)
Maintenance capital is management's estimate of the investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately flat over a multi-year period.

(e)	Based on common units outstanding (including outstanding LTIP grants) at each distribution record date within the periods.
(f)
The three months ended December 31, 2014 includes only 41 days of QR Energy operating results, $11.7 million of acquisition and integration costs, and the effect of 71.5 million common units issued in connection with the QR Energy merger in November 2014.

(g)	Excludes amortization of debt issuance costs and amortization of senior note discount/premium.

Summary of Commodity Derivative Instruments

The table below summarizes Breitburn’s commodity derivative hedge portfolio as of May 4, 2015. For an overview of Breitburn's commodity hedge portfolio, please refer to the Summary of Commodity Price Protection Portfolio at www.breitburn.com.

	Year
	2015		2016	2017	2018
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Volume (Bbl/d)	20,044		15,504	13,519	493
Average Price ($/Bbl)	$93.28		$88.07	$85.05	$82.20
Fixed Price Swaps - ICE Brent
Volume (Bbl/d)	3,300		4,300	298	—
Average Price ($/Bbl)	$97.73		$95.17	$97.50	$—
Collars - NYMEX WTI
Volume (Bbl/d)	2,025		1,500	—	—
Average Floor Price ($/Bbl)	$67.81		$80.00	$—	$—
Average Ceiling Price ($/Bbl)	$111.73		$102.00	$—	$—
Collars - ICE Brent
Volume (Bbl/d)	500		500	—	—
Average Floor Price ($/Bbl)	$67.81		$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$109.50		$101.25	$—	$—
Puts - NYMEX WTI
Volume (Bbl/d)	500		1,000	—	—
Average Price ($/Bbl)	$90.00		$90.00	$—	$—
Total:
Volume (Bbl/d)	26,369		22,804	13,817	493
Average Price ($/Bbl)	$93.46		$89.01	$85.32	$82.20

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Volume (MMBtu/d)	7,500		17,000	10,000	—
Average Price ($/MMBtu)	$6.00		$4.46	$4.48	$—
Fixed Price Swaps - Henry Hub
Volume (MMBtu/d)	54,891		36,050	19,016	1,870
Average Price ($/MMBtu)	$4.84		$4.24	$4.43	$4.15
Collars - Henry Hub
Volume (MMBtu/d)	18,000		630	595	—
Average Floor Price ($/MMBtu)	$5.00		$4.00	$4.00	$—
Average Ceiling Price ($/MMBtu)	$7.48		$5.55	$6.15	$—
Puts - Henry Hub
Volume (MMBtu/d)	1,920		11,350	10,445	—
Average Price ($/MMBtu)	$4.78		$4.00	$4.00	$—
Deferred Premium ($/MMBtu)	$0.64	(a)	$0.66	$0.69	$—
Total:
Volume (MMBtu/d)	82,311		65,030	40,056	1,870
Average Price ($/MMBtu)	$4.98		$4.25	$4.33	$4.15

Basis Swaps- Henry Hub
Volume (MMBtu/d)	14,400		—	—	—
Average Price ($/MMBtu)	$(0.19)		$—	$—	$—

(a) Deferred premiums of $0.64 apply to 420 MMBtu/d of the 2015 volume.

Premiums paid in 2012 related to oil and natural gas derivatives to be settled after March 31, 2015, are as follows:

	Year
Thousands of dollars	2015	2016	2017	2018
Oil	$3,528	$7,438	$734	$—
Natural gas	$1,499	$952	$—	$—

Other Information

Breitburn will host a conference call Tuesday, May 5, 2015, at 12:00 pm (EDT) to discuss Breitburn’s first quarter 2015 results. The conference call may be accessed by calling 888-539-3678 (international callers dial 719-325-2354) or via webcast at http://ir.breitburn.com/. An archived edition of the conference call will also be available through May 12th by calling 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 1121312 or by visiting http://ir.breitburn.com/. Breitburn will take questions from securities analysts and institutional portfolio managers; the call is open to all other interested parties on a listen-only basis.

About Breitburn Energy Partners LP

Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in the following seven producing areas: Ark-La-Tex, Michigan/Indiana/Kentucky, the Permian Basin, the Mid-Continent, the Rockies, Florida, and California. See www.breitburn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to Breitburn's operations that are based on management’s current expectations, estimates and projections about its operations. Words and phrases such as “believes,” “expect,” “future,” “impact,” “guidance,” “will be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Breitburn's financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Breitburn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Contacts:
Antonio D'Amico
Vice President, Investor Relations & Government Affairs
or
Jessica Tang
Investor Relations Manager
(213) 225-0390
BBEP-IR

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Balance Sheets

	March 31,	December 31,
Thousands of dollars	2015	2014
ASSETS
Current assets
Cash	$8,690	$12,628
Accounts and other receivables, net	136,360	166,436
Derivative instruments	411,391	408,151
Related party receivables	—	2,462
Inventory	3,912	3,727
Prepaid expenses	3,532	7,304
Total current assets	563,885	600,708
Equity investments	6,138	6,463
Property, plant and equipment
Oil and natural gas properties	7,804,213	7,736,409
Other property, plant and equipment	133,429	60,533
	7,937,642	7,796,942
Accumulated depletion and depreciation	(1,505,141)	(1,342,741)
Net property, plant and equipment	6,432,501	6,454,201
Other long-term assets
Intangibles	7,616	8,336
Goodwill	95,947	92,024
Derivative instruments	326,788	319,560
Other long-term assets	108,194	157,042

Total assets	$7,541,069	$7,638,334

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$102,448	$129,270
Current portion of long-term debt	—	105,000
Derivative instruments	5,339	5,457
Distributions payable	734	733
Current portion of asset retirement obligation	4,388	4,948
Revenue and royalties payable	36,065	40,452
Wages and salaries payable	14,178	22,322
Accrued interest payable	42,882	20,672
Production and property taxes payable	25,980	25,207
Other current liabilities	6,422	7,495
Total current liabilities	238,436	361,556

Credit facility	2,218,000	2,089,500
Senior notes, net	1,156,532	1,156,560
Other long-term debt	2,700	1,100
Total long-term debt	3,377,232	3,247,160
Deferred income taxes	2,743	2,575
Asset retirement obligation	239,039	233,463
Derivative instruments	2,378	2,269
Other long-term liabilities	25,122	25,135
Total liabilities	3,884,950	3,872,158

Equity
Series A preferred units, 8.0 million units issued and outstanding at each of March 31, 2015 and December 31, 2014	193,215	193,215
Common units, 210.9 million units issued and outstanding at each of March 31, 2015 and December 31, 2014	3,456,330	3,566,468
Accumulated other comprehensive loss	(289)	(392)
Total partners' equity	3,649,256	3,759,291
Noncontrolling interest	6,863	6,885
Total equity	3,656,119	3,766,176

Total liabilities and equity	$7,541,069	$7,638,334

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended
	March 31,
Thousands of dollars, except per unit amounts	2015	2014

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$162,623	$223,556
Gain (loss) on commodity derivative instruments, net	137,192	(40,228)
Other revenue, net	6,469	1,584
Total revenues and other income items	306,284	184,912
Operating costs and expenses
Operating costs	117,978	82,197
Depletion, depreciation and amortization	109,824	63,501
Impairments	59,113	—
General and administrative expenses	32,262	18,729
Restructuring costs	4,918	—
Loss on sale of assets	15	86
Total operating costs and expenses	324,110	164,513

Operating income (loss)	(17,826)	20,399

Interest expense, net of capitalized interest	39,665	30,658
Loss on interest rate swaps	1,812	—
Other income, net	(477)	(512)
Total other expense	41,000	30,146

Loss before taxes	(58,826)	(9,747)

Income tax expense	92	11

Net loss	(58,918)	(9,758)

Less: Net loss attributable to noncontrolling interest	(93)	—

Net loss attributable to the partnership	(58,825)	(9,758)

Less: distributions to preferred unitholders	4,125	—

Net loss attributable to common unitholders	$(62,950)	$(9,758)

Basic net loss per common unit	$(0.29)	$(0.08)
Diluted net loss per common unit	$(0.29)	$(0.08)

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Statements of Comprehensive Income

	Three Months Ended March 31,
Thousands of dollars, except per unit amounts	2015	2014
Net loss	$(58,918)	$(9,758)

Other comprehensive income, net of tax:
Change in fair value of available-for-sale securities (a)	173	—
Pension and post-retirement benefits actuarial loss	—	—
Total other comprehensive income	173	—

Total comprehensive loss	(58,745)	(9,758)

Less: Comprehensive income attributable to noncontrolling interest	(23)	—

Comprehensive loss attributable to the partnership	$(58,722)	$(9,758)

(a) Net of income taxes of $0.1 million for the three months ended March 31, 2015.

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Three Month Ended March 31,
Thousands of dollars	2015	2014

Cash flows from operating activities
Net loss	$(58,918)	$(9,758)
Adjustments to reconcile to cash flow from operating activities:
Depletion, depreciation and amortization	109,824	63,501
Impairments	59,113	—
Unit-based compensation expense	7,741	6,549
(Gain) loss on derivative instruments	(135,380)	40,228
Derivative instrument settlement receipts (payments)	124,904	(13,500)
Income from equity affiliates, net	325	(107)
Deferred income taxes	168	(33)
Loss on sale of assets	15	86
Other	(41)	1,800
Changes in net assets and liabilities
Accounts receivable and other assets	30,043	(20,752)
Inventory	(185)	5
Net change in related party receivables and payables	2,462	1,669
Accounts payable and other liabilities	1,078	46,623
Net cash provided by operating activities	141,149	116,311
Cash flows from investing activities
Property acquisitions	(13,993)	(2,464)
Capital expenditures	(97,230)	(93,075)
Other	(853)	(2,037)
Proceeds from sale of assets	—	1
Net cash used in investing activities	(112,076)	(97,575)
Cash flows from financing activities
Proceeds from issuance of common units, net	(63)	180
Distributions to preferred unitholders	(4,125)	—
Distributions to common unitholders	(54,122)	(59,638)
Proceeds from issuance of long-term debt, net	193,600	199,000
Repayments of long-term debt	(168,500)	(157,000)
Change in bank overdraft	199	(1,683)
Debt issuance costs	—	(232)
Net cash used in financing activities	(33,011)	(19,373)
Decrease in cash	(3,938)	(637)
Cash beginning of period	12,628	2,458
Cash end of period	$8,690	$1,821